EX-35.1
(logo) BERKADIA
THE INDUSTRY OF ONE


Annual Statement as to Compliance
For the Period Ended September 5, 2013

J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-C13 Commercial Mortgage Pass-Through Certificates
Series 2013-C13

Pursuant to Section 11.09 of the Pooling and Servicing Agreement governing the referenced transaction, I Mark E. McCool, on behalf of Berkadia Commercial Mortgage LLC as Special Servicer, certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

i. A review of the activities of Berkadia Commercial Mortgage as Special Servicer during the period, and of its performance under the Pooling and Servicing Agreement, has been made under my supervision.

ii. To the best of my knowledge, based on such review, Berkadia Commercial Mortgage as Special Servicer has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout the period.

Berkadia Commercial Mortgage LLC


/s/ Mark E. McCool
Mark E. McCool
Executive Vice President
February 20, 2014


118 WELSH ROAD  HORSHAM, PA 19044  215.328.3200  BERKADIA.COM